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Exhibit 10.2

EXECUTION COPY

EMPLOYMENT AGREEMENT

        THIS AGREEMENT is entered into as of the 31st day of January, 2003 (the "Effective Date"), by and between BANKRUPTCY SERVICES LLC, a New York limited liability company (the "Company"), EPIQ SYSTEMS, INC., a Missouri corporation (the "Parent"), and RON JACOBS, an individual ("Employee").

        WHEREAS, Employee was formerly a member of Company, and simultaneous to the execution of this Agreement, Employee and the other members of Company are conveying all of their membership interests in Company to EPIQ Systems Acquisition, Inc. ("EPIQ"), a wholly owned subsidiary of Parent, for significant consideration, including consideration that will be payable to Employee; and

        WHEREAS, the sale of such membership interests is set forth in the Membership Interest Purchase Agreement ("MIPA") among the Company, EPIQ, the Parent, Employee and others (the "Acquisition") dated and executed concurrently herewith; and

        WHEREAS, in connection with the Acquisition, EPIQ will purchase the goodwill and relationships with customers that the Company has cultivated via the personal efforts of Employee and others; and

        WHEREAS, because Employee's expertise and relationship with former customers of the Company is critical to the success of the Company's continued operations of the Company's business, the Company and Employee desire to enter into this Agreement on the terms and conditions provided herein; and

        WHEREAS, the MIPA provides, in relevant part, that as consideration for the sale between Company and its members, Employee will execute and wholly perform this Employment Agreement on the terms and conditions provided herein; and

        WHEREAS, the Company will continue to operate its business unit known as "BSI" which will consist of the business currently run by the Company and which will be a wholly-owned subsidiary of EPIQ; and

        WHEREAS, the Company desires the benefit of the services of Employee and desires to employ Employee upon the terms and conditions hereinafter set forth; and

        WHEREAS, the Parent has agreed to guaranty all obligations of the Company under this Agreement; and

        WHEREAS, Employee is desirous of, and is willing and able to accept such employment on such terms and conditions;

        NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, as well as for the promises and mutual agreements set forth in the MIPA between Employee, the other current members of the Company, the Parent and EPIQ, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

        1.    Position.

        (a)    Company agrees to employ Employee in the position of President of the Company. Employee will report to Christopher E. Olofson, President and Chief Operating Officer of EPIQ. Employee's primary duties shall include, but not be limited to, the general management of the BSI business unit; the maintenance of the existing Debtor in Possession and law firm relationships; the development of new Debtor in Possession and law firm relationships; the maintenance and support of the Company's existing relationships following the date of this Agreement; the development and implementation of a business plan for the Company, and such further duties as the Board of Directors of the Company may from time to time assign to Employee. Employee's principal location for employment shall be New York, New York, although both Employee and Company agree that travel will be required to perform Employee's duties, consistent with past practice, which shall include travel in connection with attendance at quarterly meetings at EPIQ's headquarters in Kansas City, Kansas, and the performance of special projects for Company, including, but not limited to, duties related to potential acquisitions by Company.

        (b)    Employee shall devote all of Employee's working time to such employment, shall devote Employee's best efforts to advance the interests of the Company, and shall not engage in any other business activities, as an employee, director, consultant, or in any other capacity, whether or not Employee receives any compensation therefore, that interfere with the Employee's employment by the Company without the prior written consent of the Board of Directors of the Company. It is understood that Employee shall perform to the same high standards, quality and efforts with which he performed his role at the Company prior to the execution of this Employment Agreement.

        (c)    The term of Employee's employment under this Agreement shall commence on the Effective Date and shall continue during the period ending on the fifth anniversary of the Effective Date (the "Initial Term"). In the event the parties wish to renew this Agreement beyond the Initial Term, the Company and Employee must give six (6) months written notice to the other party hereto of such intention to renew. This Agreement shall not renew without the written consent of both parties. The Initial Term, together with the extension pursuant to this Section 1(c), as applicable, is referred to herein as the Term.

        2.    Compensation.    During the Term, the Company shall pay or provide to Employee the following compensation, which Employee agrees to accept in full satisfaction for the Employee's services provided pursuant hereto (necessary withholding taxes, FICA contributions, and other required items, shall be deducted from such compensation):

        (a)    Base Salary.    For each year during the Term, a base salary, payable in accordance with Company's payroll practices, at the rate of Five Hundred Thousand Dollars ($500,000.00) per annum (the "Base Salary").

        (b)    Bonus.    For each year during the Term, Employee will be eligible to receive a bonus amount each year with a maximum amount of Two Hundred and Seventy-Nine Thousand ($279,000) per annum; provided, however, that Employee must be an employee on the payroll of the Company on December 31st of the year of the Term in which the bonus is to be paid in order to be eligible for the bonus and if Employee's employment is terminated during the year for any reason, no bonus compensation shall be due or payable to Employee with respect to such calendar year. Notwithstanding the immediately preceding sentence, if Employee is employed by the Company until January 31, 2008, Employee shall be entitled to any bonus that would be earned and payable to Employee as of December 31, 2007 (for the 2007 bonus year), regardless of the fact that such Employee may not be an employee of the Company on the date such bonus award would otherwise be paid for such bonus year. The bonus, as set forth herein, shall be payable to Employee within thirty (30) days of Parent's filing of its Form 10-K for the previous year with the Securities and Exchange Commission. For purposes of the bonus, the Company's audited revenue, including expense reimbursements to the Company, for the fiscal year upon which such bonus is based ("Revenue") will be reduced by the Company's Operating Expenses to determine the Company's Profitability for purposes of the bonus payment; provided, however, Operating Expenses will not include any corporate overheard charges or amortization of acquisition related intangible assets. Operating Expenses will consist of the same category of expenses included in the December 31, 2002 audited financial statements of the Company. If the following levels of the Company's Profitability are met, then the following bonus will be payable:

If, and in the event that, the Company's Profitability should equal or exceed $8,000,000, then Employee shall be entitled to a bonus compensation of $79,000;

Plus Employee shall be entitled to receive ten percent (10%) of each additional dollar of Company's Profitability, up to the Company's Profitability of $10,000,000, in which event, Employee shall receive the maximum bonus compensation of $279,000.

        (c)    Benefits.    Employee shall be eligible to participate in the Company's standard benefit programs during the Term (including fringe benefits), including the health insurance plan and tax-qualified retirement plan (e.g., the Company's 401(k) Plan, including matching or other non-contributory contributions, on the same basis as provided to other Plan participants, subject to applicable law) of the Company that is in effect as of the date of this Agreement. Payments which Employee is required to make pursuant to such benefit programs may be adjusted or implemented from time to time consistent with changes affecting all participants in such programs.

        (d)    Stock Options.    Effective upon the Closing Date as such term is defined in the MIPA, Employee shall be granted a nonqualified stock option to purchase One Hundred Thousand (100,000) shares of the Parent's common stock, at an exercise price equal to the closing bid price of one (1) share of Parent's common stock as reported on the NASDAQ National Market as of the close of trading on the last business day prior to the Effective Date (the "Options"). The Options shall be subject to four (4) year vesting under which twenty percent (20%) shall vest on the Closing Date, twenty percent (20%) shall vest on the first anniversary of the Closing Date, an additional twenty percent (20%) shall vest on the second anniversary, an additional twenty percent (20%) on the third anniversary, and a the final twenty percent (20%) on the fourth anniversary. The Options shall be subject to such other terms and conditions as provided in the Stock Option Agreement, attached as Exhibit A, which shall not be inconsistent with the terms of the Option described in this Section 2(d).

        (e)    Vacation and Paid Holidays.    Employee shall receive up to six (6) weeks of paid vacation, as well as the paid holidays set forth in the Company's regular policies, provided, however, that Employee shall schedule such vacation time consistent with the business needs of the Company. Notwithstanding the foregoing, Employee's paid vacation described in this subparagraph (e) shall not accrue from year to year and shall be forfeited without compensation if not used in the current year.

        (f)    Automobile Allowance.    Employee shall be eligible to participate in the EPIQ Systems, Inc. Executive Automobile Allowance Plan, and in accordance with the same terms and conditions as the executive officers of EPIQ Systems, Inc.

        (g)    Expenses.    Employee shall receive reimbursement of all reasonable and documented expenses actually incurred or paid by the Employee in the performance of Employee's duties under this Agreement, upon presentation of expense statements, vouchers or other supporting information in accordance with Company policy.

        (h)    Indemnification.    Employee shall be entitled to indemnification from the Company to the extent provided in its organizational documents for officers and directors generally and shall be covered by the terms of the Company's policy of insurance for directors and officers in effect from time to time (the "D&O Insurance"). Copies of the Company's organizational documents and D&O Insurance will be made available to Employee upon request.

        3.    Termination.

        (a)  Termination by the Company With Cause.

          i.      Cause.    The Company shall have the right at any time to terminate Employee's employment during the Employment Term with "Cause." In the event of termination for Cause, the Company shall deliver to Employee a Notice of Termination (defined below). For purposes of this Agreement, "Cause" shall mean:

            1.    The commission by Employee of any deliberate and premeditated act taken by Employee in bad faith against the interests of the Company;

            2.    Employee has been convicted of, or pleads nolo contendere with respect to, any felony, or of any lesser crime involving fraud, or misappropriation of the property of the Company, or embezzlement;

            3.    The willful failure or refusal of Employee to perform Employee's duties as set forth herein or the willful failure or refusal to follow the lawful and reasonable direction of the Board of Directors of the Company, other than as a result of incapacity due to physical or mental illness; provided, however, that failure to achieve projected or budgeted results or other performance targets will not be a basis for termination for Cause; provided, further, that such willful failure or refusal has not been corrected by Employee within twenty (20) days of receipt by Employee of written notice from the Company of such willful failure or refusal, which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Cause; or

            4.    Employee either (i) materially breaches the terms of this Employment Agreement or (ii) materially breaches the terms of the MIPA and such material breach of the MIPA is the result of Employee's gross negligence or intentional misrepresentation, and said material breach is not cured within twenty (20) days of Employee's receipt of written notice from the Company to Employee of said breach specifying the particulars of said breach in reasonable detail. Notwithstanding any other provision of this Agreement or the MIPA to the contrary, it is agreed by the parties hereto that in the event Employee is terminated by the Company for Cause pursuant to clause (ii) of this Section 3(a)i.4., neither Employee nor any other Seller (as defined in the MIPA) shall forfeit the Contingent Cash Purchase Price, and such Contingent Cash Purchase Price shall be paid to Employee and the other Sellers in accordance with the terms of Paragraph 2.3.2 of the MIPA.

          ii.    Effect of Termination of Employment With Cause.    If Employee's employment is terminated by the Company with Cause, Employee's Base Salary and other benefits shall cease at the time of such termination, and Employee shall not be entitled to any compensation that has not been paid prior to such termination, including without limitation the bonus described in Section 2(b), or for Base Salary which has not accrued for services provided prior to such termination; provided, however, that Employee shall be entitled to continue to participate in the Company's benefit plans to the extent required by law. Further, subject to Paragraph 2.3.2 of MIPA, in the event that Employee is terminated by the Company with Cause (other than as defined in Section 3(a)i.4. of this Agreement), then such termination shall constitute a breach of this Agreement and a breach of the MIPA by Employee and shall trigger liability as provided in Paragraph 2.3.2 of said MIPA. Further, and in addition to the provisions of Paragraph 2.3.2 of the MIPA, Company shall be entitled to any and all other remedies, with respect to Employee, whether injunctive relief, damages or both, to which it would otherwise be entitled to for breach of this Agreement.

        (b)  Termination by the Company for Death or Disability.

          i.      Death or Disability.    The Company shall have the right to terminate Employee's employment hereunder if Employee is unable to perform substantially all of Employee's duties and responsibilities by reason of any mental, physical, or other disability for an aggregate of one hundred eighty (180) days during any period of three hundred sixty (360) consecutive calendar days (for purposes hereof, "disability" has the same meaning as in the Company's disability policy).

          ii.    Effect of Termination of Employment Because of Death or Disability.    If Employee's employment is terminated by the death or disability of Employee, the Company shall pay to Employee the Base Salary, benefits and other compensation accrued for services provided prior to such death or disability and shall owe no further compensation of any kind under this Agreement, including without limitation the bonus described in Section 2(b).

        (c)  Termination by the Company Without Cause; Resignation by Employee for Good Reason.

          i.      Termination Without Cause; Resignation for Good Reason.    The Company shall have the right to terminate Employee's employment at any time without Cause upon no notice. In the event that Company terminates Employee without Cause, it shall notify Employee in writing that the termination is without Cause. Employee shall have the right to resign at any time for Good Reason.

          ii.    Definition of Good Reason.    For purposes of this Agreement, "Good Reason" will mean any of the following actions:

            1.    A material reduction or adverse change in Employee's responsibilities, duties, positions, reporting requirements or authority, as provided in this Agreement;

            2.    Any failure by the Company to provide, or a material reduction in, any compensation or benefits agreed to be provided under this Agreement;

            3.    Any requirement that the Employee's office be based outside of New York City; and

            4.    Any material breach by the Company of this Agreement.

      Provided, however, that (i) Good Reason will not include acts which are cured by the Company within thirty (30) days from receipt by the Company of a written notice from Employee identifying in reasonable detail the act or acts constituting Good Reason. If such act or acts are not cured within such period, the Employee may deliver a Notice of Termination for Good Reason.

          iii.  Effect of Termination of Employment Without Cause or Resignation for Good Reason.    If Employee's employment is terminated by the Company without Cause, or if Employee Resigns for Good Reason:

            1.    Employee's Base Salary shall continue to be paid in periodic installments for the remainder of the Initial Term (it being specifically agreed that Employee shall have no obligation to mitigate the amounts otherwise payable pursuant to this provision);

            2.    Employee shall be paid for any expenses that Employee (i) has incurred as an employee of Company in accordance with Company's ordinary business practices and (ii) has submitted reimbursement requests to the Company but remain unpaid on the date of Employee's employment is terminated.

            3.    No further compensation, including, but not limited to bonus compensation and benefits, shall be due and owing to Employee; provided, however, that the Employee shall be entitled to continue to participate in the Company's benefit plans to the extent required by law; provided, however, that if Employee was employed by the Company on December 31 of the year in which a bonus was earned (as described in Section 2(b)) but such bonus remains unpaid as of the date the Employee's employment is terminated, then Employee shall be paid such earned but unpaid bonus.

        (d)  Voluntary Termination by the Employee.

          i.      Voluntary Termination.    The Employee shall be entitled to terminate Employee's employment hereunder without Good Reason upon six (6) months prior written notice to the Company.

          ii.    Effect of Voluntary Termination.    If Employee's employment is voluntarily terminated by Employee without Good Reason, Employee's salary and other benefits, including, without limitation, any bonus described in Section 2(b), shall cease at the time of such termination, and Employee shall not be entitled to any compensation that has not been paid prior to such termination or which has not accrued for services provided prior to such termination; provided, however, that the Employee shall be entitled to continue to participate in the Company's benefit plans to the extent required by law. Further, subject to paragraph 2.3.2 of MIPA, in the event that Employee voluntarily terminates his employment without Good Reason prior to the termination of the Initial Term of this Agreement, then such termination shall trigger liability as provided in paragraph 2.3.2 of said MIPA. Further, and in addition to the provisions of paragraph 2.3.2 of the MIPA, Company shall be entitled, with respect to Employee, to any and all other remedies, whether injunctive relief, damages or both, to which it would otherwise be entitled to for breach of the MIPA.

        (e)    Notice of Termination.    Any termination by the Company for Cause or by Employee for Good Reason shall be communicated in a written notice ("Notice of Termination") given to Employee or the Company (as the case may be) prior to such termination that (i) indicates the specific provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination, and (iii) specifies the termination date (which shall be not more than thirty (30) days after the date of such notice); subject to the Company's or the Employee's opportunity to cure as provided herein.

        4.    Non-Competition; Non-Solicitation.    Employee acknowledges that as consideration for, and pursuant to the terms set forth in Article VIII of the MIPA, Employee has agreed that he will not engage in certain activities for a period of ten (10) years following the execution of said MIPA. Employee understands and acknowledges that such obligations extend beyond the initial term of this Employment Agreement, and that the covenants set forth in Article VIII of the MIPA constitute consideration for both the purchase set forth therein, and the benefits to Employee set forth in this Agreement. Employee specifically acknowledges that breach of any term of Paragraphs 8.1, 8.2, 8.3 or 8.4 of Article VIII of the MIPA within the initial term of this Employment Agreement, in addition to any liability under Paragraph 2.3.2 of the MIPA, shall constitute a breach of both the MIPA and this Employment Agreement, and that all remedies set forth in Article VIII of the MIPA, in addition to any liability under Paragraph 2.3.2 of the MIPA, shall be available to Company under this Agreement, and are incorporated in this Agreement as if expressly set forth herein.

        5.    Incorporation.    The parties agree that the execution and performance by Employee of this Agreement is an inducement to and consideration for EPIQ to execute the MIPA, and that all of the provisions of the MIPA, including attachments and schedules thereto, are incorporated into this Employment Agreement as though fully set forth herein.

        6.    Notices.    All notices or other communications hereunder shall be in writing and shall be (a) delivered personally, (b) sent by facsimile, (c) delivered by an overnight delivery courier, or

(d) deposited in the United States mail, first class, postage prepaid, or sent by registered or certified mail. The addresses for such notices shall be as follows:

        (a)    For notices and communications to the Company:

              Bankruptcy Services LLC
              c/o EPIQ Systems Acquisition, Inc.
              501 Kansas Avenue
              Kansas City, Kansas 66105
              Attention: Christopher Olofson
              President and Chief Operating Officer
              of EPIQ Systems Acquisition, Inc.

                with a copy to:

              Robert C. Levy, Esq.
              Seigfreid, Bingham, Levy Selzer & Gee
              2800 Commerce Tower
              911 Main
              Kansas City, MO 64105

        (b)    For notices and communications to the Employee:

              Ron Jacobs
              90 East End Avenue
              New York, NY 10028

                with a copy to:

              Willkie Farr & Gallagher
              787 Seventh Avenue
              New York, New York 10019
              Attention: William H. Gump, Esq.

        Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

        7.    General.

        (a)    Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the state of New York without reference to its choice of law or conflicts of laws provisions.

        (b)    Amendment; Waiver.    This Agreement may be amended, modified, superseded, canceled, renewed, or extended, and the terms hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

        (c)    Successors and Assigns.    This Agreement shall be binding upon Employee, without regard to the duration of Employee's employment by the Company or reasons for the cessation of such employment, and inure to the benefit of Employee's administrators, executors, heirs, and assigns, although the obligations of Employee are personal and may be performed only by Employee. This Agreement shall also be binding upon and inure to the benefit of the Company, the Parent and their respective successors, and assigns, including any corporation with which or into which the Company or the Parent may be merged or that may succeed to its assets or business.

        (d)    Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

        (e)    Attorneys' Fees.    In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of one of the parties to this Agreement, all expenses, including reasonable attorneys' fees, shall be paid by the non-prevailing party.

        (f)    Non-exclusivity of Rights.    Nothing in this Agreement shall prevent or limit Employee's continuing or future participation during Employee's employment hereunder in any benefit, bonus, incentive, or other plan or program provided by the Company or any of its affiliates and for which Employee may qualify. Amounts that are vested benefits or that Employee is otherwise entitled to receive under any plan or program of the Company or any affiliated company at or subsequent to the date of Employee's termination of employment with the Company shall, subject to the terms hereof or any other agreement entered into by the Company and Employee on or subsequent to the date hereof, by payable in accordance with such plan or program.

        (g)    Cooperation with Regard to Litigation.    Employee agrees to cooperate with the Company during the Term and for a period of two years thereafter by being reasonably available to testify on behalf of the Company or its affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company or any of its affiliates in any such action, suit, or proceeding by providing information and meeting and consulting with the Company or its counsel, as reasonably requested by the Company or such counsel. Employee shall be reimbursed by the Company for any expenses (including, but not limited to, legal fees) reasonably incurred by Employee in connection with Employee's compliance with the foregoing covenant. Notwithstanding the foregoing, if Employee is terminated by Company without Cause during the Initial Term of this Agreement, then Employee shall have no further obligations to Company under this Section 7(g).

        (h)    Severable Provisions.    The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction determines that any provision of this Agreement, or the application thereof, is unenforceable in whole or in part, including with respect to duration or scope, the parties hereto agree that said court in making such determination shall have the power to modify such provision to the extent necessary to make it enforceable, and that the Agreement in its modified form shall be valid and enforceable to the fullest extent permitted by law.

        (i)    Entire Agreement.    This Agreement and all other agreements incorporated herein, including but not limited to the MIPA and the Stock Option Agreement, constitute the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings, understandings, and agreements, written or oral, between them with respect thereto.

        (j)    Parent's Guaranty.    Parent hereby irrevocable and unconditionally guarantees the prompt performance of each and every obligation of the Company under this Agreement.

        (k)    Golden Parachute Payment.    In the event any payment to Employee under this Agreement is deemed to be a "Golden Parachute Payment" as defined under Section 280G of the Internal Revenue Code as it relates to a change in control of Parent which results in the termination of Employee's employment prior to the end of the Term of this Agreement, Company agrees to reimburse Employee for any excise tax that may be assessed against Employee as a result of any such "Golden Parachute Payment" which is paid to Employee due to the change of control of Parent and the resulting termination of Employee's employment prior to the end of the Term of this Agreement.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

        IN WITNESS WHEREOF, the parties have executed this Agreement as an instrument under seal as of the date first above written.

BANKRUPTCY SERVICES LLC
By:	/s/ CHRISTOPHER E. OLOFSON EPIQ Systems Acquisition, Inc., Its Sole Member Christopher E. Olofson, President and Chief Operating Officer of EPIQ Systems Acquisition, Inc.

EPIQ SYSTEMS, INC.
By:	/s/ CHRISTOPHER E. OLOFSON Christopher E. Olofson, President and Chief Operating Officer

EMPLOYEE:
/s/ RON JACOBS Ron Jacobs, individually

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  Exhibit 10.2
EMPLOYMENT AGREEMENT